Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Resource Capital Corp. and subsidiaries on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Resource Capital Corp. on Form S-3 (File No. 333-217733, effective June 15, 2017) and Forms S-8 (File No. 333-151622, effective on June 12, 2008, File No. 333-176448, effective on August 24, 2011 and File No. 333-200133, effective on November 12, 2014).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 15, 2018